UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	July 11, 2006

NEIMAN MARCUS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-133184-12	20-3509435

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Marcus Square
1618 Main Street, Dallas, Texas	75201

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(214) 741-6911

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 3.03 Material Modification to Rights of Security Holders

On July 11, 2006, Neiman Marcus, Inc. (the "Parent"), and the Parent's subsidiary, The Neiman Marcus Group, Inc. (the "Company"), and The Bank of New York Trust Company, N.A. (the "Trustee") entered into a First Supplemental Indenture (the "Supplemental Indenture"), dated July 11, 2006, to the Indenture (as amended and supplemented, the "Indenture"), dated May 27, 1998 between the Company and the Trustee, as successor trustee. The Indenture governs the Company's 7.125% Senior Debentures due 2028 ("the 2028 Debentures").

Under the Supplemental Indenture, the Parent, as primary obligor and not merely as surety, irrevocably and unconditionally guaranteed (the "Guarantee"), on a senior unsecured basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture and the 2028 Debentures, whether for payment of principal of, or interest on, the 2028 Debentures, expenses, indemnification or otherwise, on the terms set forth in the Guarantee.

The Guarantee is a general unsecured senior obligation of the Parent, ranks equal in right of payment with all existing and any future senior indebtedness of the Parent, is effectively subordinated to all secured indebtedness of the Parent, and ranks senior in right of payment to all existing and any future subordinated indebtedness of the Parent.

The Guarantee will automatically and unconditionally be released and discharged upon the exercise by the Company of its legal defeasance option or its covenant defeasance option under the Indenture or if the Company's obligations under the Indenture are discharged in accordance with the terms of the Indenture.

A copy of the First Supplemental Indenture is attached hereto as Exhibit 4.1.
Item 9.01	Financial Statements and Exhibits.

(c) Exhibits

4.1

First Supplemental Indenture dated July 11, 2006, among The Neiman Marcus Group, Inc., a Delaware corporation, The Bank of New York Trust Company, N.A., a national banking association, and Neiman Marcus, Inc., a Delaware corporation.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEIMAN MARCUS, INC.
(Registrant)

Date: July 11, 2006	By:	/s/ Nelson A. Bangs

Nelson A. Bangs
Senior Vice President

NEIMAN MARCUS, INC.

EXHIBIT INDEX

Exhibit No.	Description
4.1

First Supplemental Indenture dated July 11, 2006, among The Neiman Marcus Group, Inc., a Delaware corporation, The Bank of New York Trust Company, N.A., a national banking association, and Neiman Marcus, Inc., a Delaware corporation.